UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 16, 2010
COMPASS DIVERSIFIED HOLDINGS
(Exact name of registrant as specified in its charter)

Delaware	0-51937	57-6218917
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
COMPASS GROUP DIVERSIFIED HOLDINGS LLC
(Exact name of registrant as specified in its charter)

Delaware	0-51938	20-3812051
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
Sixty One Wilton Road
Second Floor
Westport, CT 06880
(Address of principal executive offices and zip code)
Registrant’s telephone number, including area code: (203) 221-1703
Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8	Other Events

Item 8.01	Other Events
     Compass Group Diversified Holdings LLC (the “Company”) and Compass Diversified Holdings (“Holdings” and, together with the Company, collectively “CODI,” “us” or “we”) acquires and manages small to middle market businesses in the ordinary course of its business. The following description relates to the recent acquisition of one such business.
The ERGO Baby Carrier, Inc.
     On September 16, 2010, ERGO Baby Intermediate Holding Corporation (the “Buyer”), a wholly owned subsidiary of ERGO Baby Holding Corporation (the “Buyer Parent”), a subsidiary of the Company, entered into a stock purchase agreement (the “ERGObaby Purchase Agreement”) with The ERGO Baby Carrier, Inc. (“ERGObaby”), Karin A. Frost (“Frost”), in her individual capacity and as trustee of the Revocable Trust of Karin A. Frost dated February 22, 2008 (the “Revocable Trust”) and as trustee of the Karin A. Frost 2009 Qualified Annuity Trust u/a/d 12/21/2009 (collectively with Frost and the Revocable Trust, the “Sellers”) pursuant to which Buyer acquired all of the issued and outstanding capital stock of ERGObaby.
     Based in Pukalani, Hawaii (Maui) and founded in 2003, ERGObaby is a premier designer, marketer and distributor of babywearing products and accessories. ERGObaby’s reputation for product innovation, reliability and safety has led to numerous awards and accolades from consumer surveys and publications, including Parenting Magazine, Pregnancy Magazine and Wired Magazine. ERGObaby offers a broad range of wearable baby carriers and related products that are sold through more than 700 retailers and web shops in the United States and internationally in approximately 20 countries. For the year ended December 31, 2009, ERGObaby reported revenue of $22.8 million and had minimal capital expenditures.
     Under the terms of the transaction, CODI’s acquisition of ERGObaby is based on a total enterprise value of $91.0 million, representing approximately seven times ERGObaby’s expected earnings before interest, taxes, depreciation and amortization for fiscal 2010. In addition, an Internal Revenue Code Section 338(h)(10) election will be made with respect to the transaction, which will allow the company to amortize a substantial portion of the purchase price for tax purposes. In the event ERGObaby’s net sales, as determined on a consolidated basis in accordance with United States generally accepted accounting principles, for the fiscal year ending 2011 are equal to or greater than $45,957,000, the Sellers would be entitled to an additional cash payment of $2.0 million. Transaction expenses were approximately $1.9 million. The cash consideration and transaction expenses were funded by CODI through drawings under CODI’s revolving credit facility. CODI’s initial ownership position in Buyer Parent is approximately 84% on a primary and fully diluted basis. Certain of the Sellers received shares of capital stock in Buyer Parent as part of the purchase price and another investor invested in the transaction alongside CODI collectively representing approximately a 16% initial minority interest.
     The purchase price is subject to adjustment for certain changes in the working capital of ERGObaby. The ERGObaby Purchase Agreement contains customary representations, warranties, covenants and indemnification provisions.
     Concurrent with the closing of the Buyer’s acquisition of ERGObaby, the Company provided a credit facility to Buyer, as co-borrower and ERGObaby, as borrower, which funded, in part, the Buyer’s purchase of the ERGObaby capital stock from the Sellers and made available to ERGObaby a secured revolving loan commitment and secured term loans. The initial amount outstanding under these facilities at the close of this transaction was approximately $48.5 million. The loans to ERGObaby are secured by security interests in substantially all of the assets of Buyer and ERGObaby and the pledge of the equity interests in Buyer and ERGObaby. In addition to being similar to the terms and conditions of the credit facilities in place with our existing businesses, the Company believes that the terms of the loans are fair and reasonable given the leverage and risk profile of ERGObaby.
     Compass Group Management LLC, our manager, acted as an advisor to the Company in the transaction for which it received fees and expense payments totaling $0.91 million.

     The foregoing brief description of the ERGObaby Purchase Agreement is not meant to be exhaustive and is qualified in its entirety by the ERGObaby Purchase Agreement itself, which is attached hereto as Exhibit 99.1.

Section 9	Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits
(d) Exhibits.

99.1	Stock Purchase Agreement dated as of September 16, 2010, by and among ERGO Baby Intermediate Holding Corporation, The ERGO Baby Carrier, Inc., Karin A. Frost, in her individual capacity and as Trustee of the Revocable Trust of Karin A. Frost dated February 22, 2008 and as Trustee of the Karin A. Frost 2009 Qualified Annuity Trust u/a/d 12/21/2009

99.2	Press Release of the Company dated September 17, 2010 announcing the purchase of ERGObaby

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 17, 2010	COMPASS DIVERSIFIED HOLDINGS
	By:	/s/ James J. Bottiglieri
James J. Bottiglieri
Regular Trustee

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 17, 2010	COMPASS GROUP DIVERSIFIED HOLDINGS LLC
	By:	/s/ James J. Bottiglieri
James J. Bottiglieri
Chief Financial Officer

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